[LOGO OMITTED]  MILACRON
                ==========================              NEWS RELEASE
                Manufacturing Technologies



Contact: Al Beaupre  (513) 487-5918


                    Milacron Board Convenes Special Meeting
                  To Consider Proposals Regarding Refinancing


CINCINNATI, OHIO, March 11, 2004...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, today announced that its board of directors has convened a special meeting this evening to consider proposals to refinance its upcoming $115 million outstanding senior notes due March 15, 2004, $54 million in revolving credit facility indebtedness also maturing March 15, 2004, and $30 million of receivable financing terminating on March 12, 2004.

The proposals under consideration by the board include a counter proposal advanced by representatives of the ad hoc bondholder committee, as well as proposals made by various potential new lenders and investors with respect to both its short- and long-term financing options.

The company hopes to announce a refinancing plan shortly.

Milacron can make no assurance that it will reach an agreement with the ad hoc bondholder committee or enter into a transaction with any new lenders or investors to provide the necessary funds by the date needed.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).